Sub-Item 77Q(1)(f) Letter from the independent accountant furnished pursuant to Sub-Item 77K


June 28, 2017


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by the Shelton International Select Equity Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to
Item 77K of Form N-SAR, as part of the Form N-SAR of the Shelton International Select Equity Fund dated June 28, 2017. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP, Two Commerce Square,
Suite 1800, 2001 Market Street, Philadelphia, PA 19103-7042
T: (267) 330-3000, F: (267) 330 3300, www.pwc.com/us